CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 filed by Total Fund Solution of our report dated February 26, 2021, related to the financial statements and financial highlights of Marketfield Fund, a series of Trust for Professional Managers, appearing in the Annual Report on Form N-CSR of Trust for Professional Managers for the year ended December 31, 2020, and to the reference to us under the heading “Questions and Answers” “Comparison Other Service Providers” and “Representations and Warranties” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
November 22, 2021